EagleBankCorp.com 301.986.1800 MD | VA | DC About Eagle Bancorp, Inc. and EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 12 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace. For Immediate Release November 3, 2025 EagleBank Contact Eric Newell, Chief Financial Officer, Eagle Bancorp, Inc. 240.497.1796 Eagle Bancorp, Inc. Announces Leadership Transition Chair, President and CEO Susan G. Riel to Retire in 2026 Board Conducting Search for New CEO Appoints James A. Soltesz as Chair and Louis P. “Pete” Mathews Jr. as Vice Chair of the Board of Directors, Effective Immediately BETHESDA, Md. Eagle Bancorp, Inc. ("Eagle" or the "Company") (NASDAQ: EGBN), the Bethesda-based holding company for EagleBank, one of the largest community banks in the Washington D.C. area, today announced that Susan G. Riel has informed the Company’s Board of Directors (the “Board”) of her intention to retire as President and Chief Executive Officer in 2026. She will remain on the Board but will relinquish her Chair role. The Board has engaged a leading executive search firm to assist with the recruitment of Ms. Riel’s successor and the evaluation of all candidates. To ensure a smooth leadership transition, the Board has elected James A. (“Jim”) Soltesz, formerly the Board’s Lead Independent Director, as independent Chair of the Board, and Louis P. (“Pete”) Mathews Jr. as Vice Chair, effective immediately. Ms. Riel continues to serve as a director of the Company. “On behalf of the Board, I want to thank Susan for her many years of dedication to Eagle and its employees, customers, mission and shareholders,” said Mr. Soltesz, Chair of the Board. “The Board looks forward to working with Susan to ensure a seamless transition and to building on the foundation Susan has established. We wish her the very best in retirement.” “It has been a privilege to lead Eagle over the last seven years, and to work alongside such a talented and dedicated team,” said Ms. Riel. “Together, we have built one of the region’s premier community banks, known for our superior, personalized service to our customers and our unwavering commitment to our communities. I am confident that Eagle is well positioned for continued success, and I look forward to leading Eagle until my successor is identified and in place.”

Mr. Soltesz added, “The Board has the utmost confidence in the Company’s strategic direction. During this succession process, the Eagle team will remain focused on the proactive steps we have initiated to reposition Eagle for sustainable profitability and long-term growth.” About James A. (“Jim”) Soltesz Jim Soltesz joined the Board of Eagle Bancorp in 2007 and was appointed Lead Independent Director in 2021. He has served as the President and CEO of Soltesz, Inc., which provides engineering and related services for real estate development projects in Eagle’s markets, since 2001. He is licensed as a Professional Engineer, is a recognized expert in local land use and entitlement processes and has worked on commercial, residential, healthcare, logistics, data centers, institutional facilities, professional sports venues and major infrastructure projects with local, national and international real estate developers and brokerage houses. In 2024, Mr. Soltesz was appointed by Maryland Governor Wes Moore to the Board of the Maryland Economic Development Corporation (MEDCO); he also serves on the Board of the Montgomery County Economic Development Corporation. He previously chaired the Regulatory Reform Commission under Governor Larry Hogan and currently serves on the Steering Committee for Prince George's County Executive Aisha Braveboy, where he focuses on economic development initiatives. Mr. Soltesz is a past trustee of Georgetown Preparatory School, the Mater Dei School, and Catholic Charities. He has been inducted into the Montgomery County Business Hall of Fame and was the recipient of the Industry Icon award by the Maryland Society of Professional Engineers. Mr. Soltesz holds a Master of Science in Civil Engineering from Georgia Institute of Technology, a Bachelor of Science in Civil Engineering from Purdue University, and an MBA from the University of Cincinnati. About Louis P. (“Pete”) Mathews Jr. Pete Mathews joined the Board of Eagle Bancorp in July 2024. He is a former Senior Executive Vice President at M&T Bank. At the time of his retirement in 2022, he was the Senior Deputy Credit Officer overseeing the Commercial Credit teams supporting the bank’s Commercial Lending and Commercial Real Estate segments. Before that, he was the Deputy Credit Officer in charge of the Commercial Real Estate Credit group. He began his career over 45 years ago at First National Bank of Maryland in the Retail Branch Management Program. Thereafter, he maintained various Relationship Manager and Team Leader roles within commercial and commercial real estate lending. At the time that First National Bank of Maryland (or Allfirst Bank, as it later came to be known) merged with M&T Bank in 2003, Mr. Mathews was in charge of the Commercial Real Estate Division. He ran the Mid-Atlantic CRE unit for M&T until becoming the bank’s Senior Real Estate Credit Officer in 2005. Mr. Mathews currently serves on the Board of Catholic Charities of Baltimore and chairs the Board of Healthy Neighborhoods, Inc. Mr. Mathews obtained a Bachelor of Arts in American History from Princeton University. About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twelve banking offices and four lending offices located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, opportunity, belonging, and inclusion in both its workplace and the communities in which it operates.